LEGG MASON
GLOBAL ASSET MANAGEMENT

BUILDING
MOMENTUM

Brandywine Global   • ClearBridge Investments   • Legg Mason Global Equities Group   • Permal   • QS Investors
Royce & Associates   • Western Asset Management
Joseph A. Sullivan
Chief Executive Officer
Peter H. Nachtwey
Chief Financial Officer
June 23, 2014
If the wind will not serve, take to the oars.
-Latin proverb
Debt Restructuring
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-193321

Current Capital Structure
• $650M of 5.500% notes due 2019
• $400M of 5.625% notes due 2044
• Both note offerings favorably received by the market
• The 2044 notes issued at an attractive coupon
• Each offering improved debt capital structure and credit profile
2019 Notes
• 7 year notes issued in May 2012  in a very different environment: no comparable LM securities outstanding at the time and a less robust credit story resulting in less favorable terms for the notes:
– Coupon significantly higher than our current credit profile and market conditions warrant (5.5% vs current trading yield of <3.0% for these notes due to a combination of lower rates, tighter corporate spreads and improved LM credit metrics)
– Certain non-standard covenants for investment grade credits
• Ability to refinance now at current low interest rates

• Significant progress made to date to improve capital structure, replacing $1.5B of privately offered convertible notes and short term bank debt with long term publicly traded fixed rate notes

Capital Structure Considerations
• We have an opportunity to implement an enhanced long term capital structure with leverage remaining neutral:
– $550M of upsized 30-year debt
• “Permanent" debt capital at today's favorable rates to finance core needs, which include regulatory capital requirements and seed capital
– $250M of new 10-year debt
• Provides flexibility to de-lever down the road and to take advantage of strong demand in this tenor
• Meaningful interest expense savings over the term as compared to current debt
– $250M of new 5-year debt swapped to floating
• Provides flexibility to de-lever in the future if we choose to do so
• Expected to generate incremental near term interest expense savings as compared to current debt
• Our cash balances provide a natural hedge against rising rates
• Extending debt maturities out to 10 and 30 years further enhances credit profile and increases financial flexibility
– Strong cash generation and extended maturities provides maximum flexibility for projected corporate and strategic initiatives

1400
1200
1000
800
600
400
200
0
250
2013
2014
2015
2016
Bank Debt
Convertible Debt

1400
1200
1000
800
600
400
200
0
50
50
50
300
650
2014
2015
2016
2017
2018
2019
2020
Bank Debt
5.500% 2019 Notes

1400
1200
1000
800
600
400
200
0
650
400
250
250
550
150
400
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2043
2044
New 5-Year
New 10-Year
Reopened 30-Year
5.500% 2019 Notes
5.625% 2044 Notes

LEGG MASON
GLOBAL ASSET MANAGEMENT

Page 3 Post January 2014 Notes Offering and Illustrative Debt Restructuring Prior to 2012 Notes Offering Post 2012 Notes Offering Capital Structure Summary 1,250

Summary
• Actions
– Retire all 2019 notes by exercise of make whole call
– New financing:
– Reopen 30-year notes for $150M
– Issue $250M of new 10-year notes
– Issue $250M of new 5-year notes
– Swap $250M of newly issued 5-year notes to floating
• Improving our capital structure at this time presents a number of compelling benefits, including:
– Refinancing high coupon debt at current low interest rates
– Improving our capital structure to enhance financial flexibility
– Reducing refinancing risk in 2019
– Putting in place debt with standard, investment-grade covenants
• The call premium, plus other non-cash charges associated with retiring the 2019 Notes, are anticipated to approximate $105-110M and are expected to be offset by interest savings over the life of the debt
– The higher the increase in rates between now and 2019, the greater the benefit
• The call premium will not impact future plans to use cash generated for share buybacks and additional seed investments, or to potentially fund possible new acquisitions

About This Presentation
The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at
(212) 834-4533 or Citigroup Global Markets Inc. at (800) 831-9146.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.